Exhibit 10.25

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of April 10, 2012 (the “Effective Date”), is made by and between Pharmaceutical Product Development, LLC, a Delaware limited liability company (together with any successor thereto, the “Company”), and B. Judd Hartman (the “Executive” and, together with the Company, the “Parties”) and, solely with respect to Section 9(n), Jaguar Holding Company I, a Delaware corporation (“Parent”). Where the context requires, references herein to the “Company” include Pharmaceutical Product Development, Inc., a North Carolina corporation and predecessor to the Company.

RECITALS

WHEREAS, the Parties have previously entered into that certain Employment Agreement, effective as of July 9, 2001 (as may have been amended, supplemented or otherwise modified prior to the date hereof, the “Existing Employment Agreement”), and that certain Severance Agreement, dated as of July 9, 2001 (as may have been amended, supplemented or otherwise modified prior to the date hereof, the “Severance Agreement”);

WHEREAS, the Parties have previously entered into that certain Proprietary Information and Inventions Agreement, dated as of May 18, 2001 (as amended, supplemented or otherwise modified from time to time, the “Proprietary Information Agreement”);

WHEREAS, pursuant to the transactions contemplated by that certain Agreement and Plan of Merger, dated as of October 2, 2011, by and among the Company, Jaguar Merger Sub, Inc. and Jaguar Holding Company II, as assignee of Parent, as successor-in-interest of Jaguar Holdings, LLC, the Company became an indirect wholly owned subsidiary of Parent (the “Transaction”);

WHEREAS, the Parties desire that this Agreement replace and supersede in their entirety each of the Existing Employment Agreement and the Severance Agreement but not the Proprietary Information Agreement; and

WHEREAS, Executive and the Company mutually desire that Executive provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

1.	Employment.

(a)     General. The Company shall employ Executive and Executive shall enter the employ of the Company, for the period and in the position set forth in this Section 1, and upon and subject to the other terms and conditions herein provided.

(b)     Employment Term. The term of employment under this Agreement (the “Term”) shall be for the period beginning on the Effective Date and ending on December 31, 2014, subject to earlier termination as provided in Section 3. The Term shall automatically renew for additional one (1) year periods unless no later than sixty (60) days prior to the end of the otherwise applicable Term either Party gives written notice of non-extension of the Term to the other, in which case Executive’s employment will terminate at the end of the then applicable Term or any other date set by the Company in accordance with Section 3, subject to earlier termination as provided in Section 3.

(c)     Position and Duties. Executive shall initially serve as the General Counsel of the Company and Parent with such customary responsibilities, duties and authority normally associated with such position and as may from time to time be assigned to Executive by the Chief Executive Officer of the Company or the Board (as defined below). Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company (which shall include service to its subsidiaries and affiliates) and shall not engage in outside business activities (including serving on outside boards or committees) without the consent of the Board, provided that Executive shall be permitted to (i) manage Executive’s personal, financial and legal affairs, (ii) participate in trade associations and (iii) serve on the board of directors of not-for-profit or tax-exempt charitable organizations, in each case, subject to Section 5 and provided that such activities do not interfere with Executive’s performance of Executive’s duties and responsibilities hereunder. The Executive agrees to observe and comply with the rules and policies of the Company and its affiliates as adopted from time to time, in each case as amended from time to time, as delivered or made available to Executive (each, a “Policy”).

2.	Compensation and Related Matters.

(a)     Annual Base Salary. During the Term, Executive shall receive a base salary at a rate of $333,419 per annum (the “Annual Base Salary”), which amount shall be subject to a 3% increase in April 2012 at the time base salaries are increased for other Company employees, and shall be reviewed and may be adjusted from time to time thereafter by the board of directors of the Company or an authorized committee thereof, (in any case, the “Board”), provided that the Annual Base Salary may not be decreased without Executive’s consent. Annual Base Salary shall be paid in accordance with the customary payroll practices of the Company.

(b)     Bonus. Executive will be eligible to participate in an incentive program established by the Board. Executive’s annual bonus compensation under such incentive program (the “Annual Bonus”) shall be targeted at 50% of the Annual Base Salary (the “Target Bonus Amount”). The Annual Bonus shall initially be based 70% upon a Company-wide bonus pool to be determined by the Board based upon the achievement of Company performance metrics established by the Board in good faith after consultation with the Company’s Chief Executive Officer and 30% upon achievement of individual qualitative factors as determined by the Board in its discretion. The payment of any Annual Bonus shall be subject to Executive’s continued employment with the Company through the date of payment; provided however that if Executive’s employment shall terminate (other than as a result of the Company’s termination of the Executive’s employment for Cause pursuant to Section 3(a)(iii) or as a result of the Executive’s resignation without Good Reason pursuant to Section 3(a)(vi)) on or after January 1 of an applicable year, Executive shall be entitled to receive any earned but unpaid Annual Bonus for the prior year pursuant to this Section 2(b).

(c)     Benefits. During the Term, Executive shall be eligible to participate in employee benefit plans, programs and arrangements of the Company to the same extent as other senior-level executives (excluding aircraft use, severance benefits or the right to receive equity-based compensation), consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time. In no event shall Executive be eligible to participate in any severance plan or program of the Company, except as set forth in Section 4 of this Agreement.

(d)     Vacation. During the Term, Executive shall be entitled to not less than 30 days of paid personal leave in accordance with the Company’s Policies. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive.

(e)     Expenses. During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement Policy.

(f)     Key Person Insurance. At any time during the Term, the Company shall have the right to insure the life of Executive for the Company’s sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier, provided that any information provided to an insurance company or broker shall not be provided to the Company without the prior written authorization of Executive. Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy. Additionally, and notwithstanding the preceding to the contrary, in the event the amount of insurance adversely affects the amount of life insurance the Executive seeks and is qualified to obtain at any time during the Term, then the Company agrees to reduce the amount of the insurance.

3.	Termination.

Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

(a)     Circumstances.

(i)     Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(ii)     Disability. If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment.

(iii)     Termination for Cause. The Company may terminate Executive’s employment for Cause, as defined below.

(iv)     Termination without Cause. The Company may terminate Executive’s employment without Cause, which shall include a termination of Executive as a result of the Company not renewing the Term pursuant to Section 1.

(v)     Resignation from the Company for Good Reason. Executive may resign Executive’s employment with the Company for Good Reason, as defined below.

(vi)     Resignation from the Company without Good Reason. Executive may resign Executive’s employment with the Company for any reason other than Good Reason or for no reason, which shall include a termination of Executive as a result of Executive not renewing the Term pursuant to Section 1.

(b)     Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination which, if submitted by Executive, shall, except in the event of Executive’s resignation from the Company for Good Reason pursuant to Section 3(a)(v), be at least sixty (60) days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion. The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

(c)     Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3(a), Executive (or Executive’s estate) shall be entitled to receive the sum of: (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination but not yet paid to Executive; (ii) any expenses owed to Executive pursuant to Section 2(e); and (iii) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”). Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder. In the event that Executive’s employment is terminated by the Company for any reason, Executive’s sole and exclusive remedy shall be to receive the severance payments and benefits described in Section 2(b), this Section 3(c) or Section 4, as applicable.

(d)     Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates.

4.	Severance Payments.

(a)     Termination for Cause, Resignation from the Company Without Good Reason or Termination Upon Death or Disability. If Executive’s employment shall terminate as a result of Executive’s death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii), pursuant to Section 3(a)(iii) for Cause or pursuant to Section 3(a)(vi) due to Executive’s resignation from the Company without Good Reason, then Executive shall not be entitled to any severance payments or benefits, except as provided in either Section 2(b) and/or Section 3(c).

(b)     Termination without Cause or Resignation from the Company for Good Reason.

(i)     If Executive’s employment shall terminate without Cause pursuant to Section 3(a)(iv) or pursuant to Section 3(a)(v) due to Executive’s resignation for Good Reason, then, subject to Executive signing on or after the date of Executive’s Separation from Service (as defined below) and before the 21st day following Executive’s Separation from Service, and not revoking, a release of claims substantially in the form attached as Exhibit A to this Agreement (the “Release”), and Executive’s continued compliance with Section 5 and the Proprietary

Information Agreement, Executive shall receive, in addition to payments and benefits set forth in Section 2(b) and Section 3(c), the following:

(A)     an amount in cash equal to (x) 1.5 times the Annual Base Salary of Executive as of the Date of Termination, payable in the form of salary continuation in regular installments over the eighteen-month period following the date of Executive’s Separation from Service (the “Severance Period”) in accordance with the Company’s normal payroll practices and (y) a pro-rated amount of the Target Bonus Amount for the year of termination based on the number of days the Executive was employed during such year, payable in a lump sum within 30 days following the Date of Termination; and

(B)     payment in an amount equal to the amount of the premiums Executive would be required to pay to continue Executive’s and Executive’s covered dependents’ medical, dental and vision coverage in effect on the Date of Termination under the Company’s group healthcare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), which amount shall be based on the premium for the first month of COBRA coverage and shall be paid on the Company’s first regular pay date of each calendar month during the period commencing on Executive’s Separation from Service and ending upon the earliest of (Y) the last day of the Severance Period or (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer.

(ii)     Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under this Section 4(b), and such amounts shall not be reduced whether or not the Executive obtains other employment

(c)     Notwithstanding anything else in this Agreement to the Contrary, in the event Executive’s employment hereunder is terminated by the Company without Cause or the Executive resigns for Good Reason on or before December 5, 2012, which date represents the end of the Covered Period (as defined in the Severance Agreement), then, subject to Executive executing the Release in accordance with the provisions of Section 4(b)(i):

(i)    The amount payable to Executive pursuant to Section 4(b)(i)(A) shall be equal to 2 times the sum of Annual Base Salary and Target Bonus Amount as of the Date of Termination, which amount shall be paid at the time specified in Section 9(l)(vi); and

(ii)     Executive shall not be entitled to receive any payments in respect of Section 4(b)(i)(B).

(d)     Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 2(b), 3(c), 4, 5 through 7. and 9 will survive the termination of Executive’s employment and the expiration or termination of the Term.

5.	Competition.

Executive acknowledges that the Company has provided and, during the Term, the Company from time to time will continue to provide Executive with access to its confidential information. Ancillary to the rights provided to Executive as set forth in this Agreement and the Company’s provision of confidential information, and Executive’s agreements regarding the use of same, in order to protect the value of any confidential information, the Company and Executive agree to the following provisions against unfair competition, which Executive acknowledges represent a fair balance of the Company’s rights to protect its business and Executive’s right to pursue employment:

(a)     Executive shall not, at any time during the Restricted Period (as defined below), directly or indirectly engage in, have any equity interest in, interview for a potential employment or consulting relationship with or manage, provide services to or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any portion of the Business (as defined below) of the Company anywhere in the world. Nothing in this Section 5(a) shall prohibit Executive from working for a pharmaceutical, biotechnology or medical device organization that is not a clinical research organization or being a passive owner of not more than 2% of the outstanding voting securities of an entity that is publicly traded, so long as Executive has no active participation in the business of such entity.

(b)     Executive shall not, at any time during the Restricted Period, directly or indirectly, recruit or otherwise solicit or induce any employee, customer, subscriber or supplier of the Company to (i) terminate its employment or arrangement with the Company, or (ii) to otherwise change its relationship with the Company. Executive shall not, at any time during the Restricted Period, directly or indirectly, either for Executive or for any other person or entity, (x) solicit any employee of the Company to terminate his or her employment with the Company, (y) employ any such individual during his or her employment with the Company and for a period of twelve months after such individual terminates his or her employment with the Company or (z) solicit any vendor or business affiliate of the Company to cease to do business with the Company.

(c)     In the event the terms of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d)     As used in this Section 5, (i) the term “Company” shall include the Company and its direct and indirect parents and subsidiaries; (ii) the term “Business” shall mean the business of the Company and shall include providing drug discovery or development services to pharmaceutical, biotechnology, medical device, government and academic organizations, as such business may be conducted or contemplated during the Term and (iii) the term “Restricted Period” shall mean the period beginning on the Effective Date and ending on the date that is 18 months following the Date of Termination.

(e)     Each of the Parties (which, in the case of the Company, shall mean its officers and the members of the Board) agrees, during the Term and following the Date of Termination, to refrain from Disparaging (as defined below) the other Party and its affiliates, including, in the case of the Company, any of its services, technologies or practices, or any of its directors, officers, agents, representatives or stockholders, either orally or in writing. Nothing in this paragraph shall preclude any Party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce a Party’s rights under this Agreement. For purposes of this Agreement, “Disparaging” means making remarks, comments or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the Person being disparaged.

(f)     Executive represents that Executive’s employment by the Company does not and will not breach any agreement with any former employer, including any non-compete agreement or any agreement to keep in confidence or refrain from using information acquired by Executive prior to Executive’s employment by the Company. During Executive’s employment by the Company, Executive agrees that Executive will not violate any non-solicitation agreements Executive entered into with any former employer or improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will Executive bring onto the premises of the Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party.

6.	Injunctive Relief.

It is recognized and acknowledged by Executive that a breach of any covenant contained in Section 5 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any covenant contained in Section 5, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

7.	Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any of its affiliates provided that the Company remains secondarily liable hereunder or to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

8.	Certain Definitions.

(a)     Cause. The Company shall have “Cause” to terminate Executive’s employment hereunder upon:

(i)     Executive’s willful failure or refusal to substantially perform Executive’s duties with the Company (other than any such failure resulting from Executive’s Disability) or comply with, in any material respect, any of the Company’s material Policies;

(ii)     Executive’s material breach of this Agreement or any other material written agreement between Executive and the Company or any of its affiliates;

(iii)     Executive’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation (A) for any felony or (B) for any crime (other than a traffic violation) involving moral turpitude that is materially harmful to the business or reputation of the Company or any of its affiliates;

(iv)     Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its affiliate’s) premises or while performing Executive’s duties and responsibilities under this Agreement; or

(v)     Executive’s commission of an act of fraud, embezzlement, misappropriation or willful misconduct against the Company or any of its affiliates.

Prior to Executive’s termination for Cause, the Company must provide written notice to Executive describing the act or omission that constitutes Cause and, in respect of circumstances capable of cure, such circumstances must remain uncured for thirty (30) days following the date of such written notice.

(b)     Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; or (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii) – (vi) the earlier of the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b).

(c)     Disability. “Disability” shall mean Executive’s inability to perform, with or without reasonable accommodation, the essential functions of Executive’s position hereunder for a total of 90 days during any 12 month period as a result of incapacity due to mental or physical illness as determined in good faith by the Board or the Chief Executive Officer of the Company.

(d)     Good Reason. “Good Reason” means the occurrence of any of the following without Executive’s consent:

(i)     a reduction in Executive’s then-current Annual Base Salary or Target Bonus Amount,

(ii)    the relocation of Executive’s primary work location to a location that is more than twenty-five (25) miles from Executive’s then-current primary work location,

(iii)     a material adverse reduction in Executive’s duties or responsibilities as in effect on the date hereof, or

(iv)     a material breach by the Company or any of its affiliates of any material written agreements to which Executive is a party.

Notwithstanding the foregoing, no Good Reason will have occurred unless (A) Executive shall have delivered to the Company written notice of Executive’s objection to any event set forth in clause (i)–(iv) of this Section 8(d) within ninety (90) days following Executive becoming aware of such event, (B) such event is not corrected, in all material respects, by the Company within thirty (30) days following the Company’s receipt of such notice and (C) Executive resigns Executive’s employment with the Company not more than thirty (30) days following the expiration of the 30-day correction period described in the foregoing clause (B).

(e)     Person. “Person” shall mean any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust, governmental authority or other entity of any kind.

9.	Miscellaneous Provisions.

(a)     Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of North Carolina without reference to the principles of conflicts of law of the State of North Carolina or any other jurisdiction, and where applicable, the laws of the United States.

(b)     Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c)     Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i)     If to the Company:

Pharmaceutical Product Development, Inc.

929 North Front Street

Wilmington, NC 28401

Attention: Chief Executive Officer

Facsimile: [                ]

and copies to:

Latham & Watkins LLP

555 11th St., NW, Suite 1000

Washington, D.C. 20004

Attention: David T. Della Rocca

Facsimile: [                ]

(ii)     If to Executive, at the last address that the Company has in its personnel records for Executive, or

(iii)     At any other address as any Party shall have specified by notice in writing to the other Party.

(d)     Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

(e)     Entire Agreement. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral, including without limitation the entirety of each of the Existing Employment Agreement and the Severance Agreement, each of which shall be null and void hereafter. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(f)    Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(g)     No Inconsistent Actions. The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(h)     Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(i)     Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by a binding arbitration process administered by the American Arbitration Association (the “AAA”) in Wilmington, North Carolina. Such arbitration shall be conducted in accordance with the then-existing rules of Practice and Procedure, with the following exceptions if in conflict: (a) one arbitrator who is a retired judge shall be chosen by AAA; (b) each Party to the arbitration will pay one-half of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator, except that the Company shall pay all of such fees and expenses if Executive is the prevailing party in the arbitration; and (c) arbitration may proceed in the absence of any Party if written notice (pursuant to the AAA rules and regulations) of the proceedings has been given to such Party. Each Party shall bear its own attorneys’ fees and expenses; provided that the arbitrator may assess the prevailing Party’s fees and costs against the non-prevailing Party as part of the arbitrator’s award. The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing an action for injunctive relief or specific performance as provided in this Agreement. This dispute resolution process and any arbitration hereunder shall be confidential and neither any Party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all Parties, except where necessary or compelled in a Court to enforce this arbitration provision or an Award from such arbitration or otherwise in a legal proceeding. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

(j)    Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(k)     Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(l)     Section 409A.

(i)     General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii)     Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is designated under this . Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the thirtieth (30th) day following Executive’s Separation from Service. Any installment payments that would have been made to Executive during the thirty (30) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the thirtieth (30th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.

(iii)     Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv)     Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v)     Installments. Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

(vi)     Certain Terminations. The Parties acknowledge that the Transaction constituted a “change in control event” for purposes of Treasury Regulation §1.409A-3(i)(5) and a “Change in Control” as defined in the Severance Agreement. The Parties further acknowledge that severance payments provided for under the Severance Agreement were payable in a lump sum thirty (30) days following a qualifying termination of Executive employment as provided in the Severance Agreement, and the Parties intend to provide for the same payment timing for severance payments under Section 4(c) of this Agreement as would have applied in the event Executive had become entitled to severance payments under Section 2.01 of the Severance Agreement. Therefore, in the event that Executive’s employment is terminated as set forth in Section 4(c) on or before December 5, 2012, notwithstanding anything else in this Agreement to the contrary, the payments, if any, paid to Executive under Section 4(b)(i)(A) (as modified by Section 4(c)) shall be paid in a lump sum within thirty (30) days following the Date of Termination, subject to Executive’s executing and not revoking the Release as set forth in Section 4(b)(i).

(m)     Indemnification; Insurance. During the term of this Agreement and thereafter, the Company shall indemnify and hold Executive (including Executive’s heirs, personal representatives, executors and administrators) harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, and losses as a result of any third party (excluding the Company and any of its affiliates) claim or proceeding, or any threatened third-party (excluding the Company and any of its affiliates) claim or proceeding, against Executive that arises out of or relates to Executive by reason of Executive having been or having provided service as an officer, director or employee, as the case may be, of the Company, or Executive’s service in any such capacity or similar capacity with an affiliate of the Company or other entity at the request of the Company (in all cases, subject to limitations on bad acts and any other limitations under applicable law which preclude such indemnification and excluding any and all damages, costs, liabilities and losses related to Executive’s remuneration). The Company shall maintain or cause to be maintained for the Executive Directors’ and Officers’ insurance to the same extent provided to active officers of the Company in respect of those liabilities which Executive may incur as a director or officer of the Company or any of its affiliates for which such insurance is normally available.

(n)     Parent Guarantee. In the event that the Company shall fail to satisfy any matured payment obligation to Executive under this Agreement, Parent agrees to satisfy such payment obligation, subject to all of the terms and conditions of this Agreement and applicable law.

10.	Employee Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

COMPANY

By:	/s/ Daniel G. Darazsdi
	Name:	Daniel G. Darazsdi
	Title:	CFO

EXECUTIVE

By:	/s/ B. Judd Hartman
B. Judd Hartman Solely with respect to Section 9(n):

PARENT

By:	/s/ Daniel G. Darazsdi
	Name:	Daniel G. Darazsdi
	Title:	CFO

Signature Page to Employment Agreement (B. Hartman)